Exhibit 23.5

W.D. VON GONTEN & CO.

July 3, 2024

LandBridge Company LLC

5555 San Felipe Street, Suite 1200

Houston, Texas, 77056

Subject: Consent to Be Named in Registration Statement

Ladies and Gentlemen:

The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of LandBridge Company LLC of our reports setting forth the estimates of oil, natural gas and NGL reserves of LandBridge Company LLC as of December 31, 2022 and December 31, 2023 which appears in the prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on June 27, 2024, which relates to the Registration Statement on Form S-3, originally filed with the Commission on May 31, 2024.

Respectfully submitted,
W.D. VON GONTEN & CO.

/s/ W.D. Von Gonten Jr.
W.D. Von Gonten Jr.
President
Houston, Texas